UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2019

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	74-2963609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, 7th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 677-3870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common stock, par value $0.001	ATNM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Advisory Contract

Effective December 2, 2019, Actinium Pharmaceuticals, Inc., or the Company, entered into an Advisory Contract with TurckBio Consulting LLC (TIBC), an international biotech consulting firm led by Roland Turck, M.D. Actinium has retained TIBC based on Dr. Turck’s deep business experience, medical knowledge and relationships in the field of radiopharmaceuticals gained from his time at Bayer Healthcare, where as President of the Global Specialty Medicines business. In this capacity, Dr. Turck was responsible for overseeing the launch of the radiotherapy Xofigo® for patients with prostate cancer that has metastasized to the bone. Xofigo® had been first licensed by Bayer from Algeta ASA in 2009 for $800 million in total consideration before acquiring Algeta for $2.9 billion in 2013. Dr. Turck will consult and work with Actinium on business development and strategic matters. In addition, he will refine and articulate to interested parties the commercialization strategy of the Company’s lead product candidate, Iomab-B, that is being studied in the pivotal Phase 3 SIERRA trial. Dr. Turck will also contribute to the strategic advancement of Actinium’s CD33 program trials and AWE technology platform while assisting in investor-and collaborator related matters.

Pursuant to the agreement, Dr. Turck will receive a cash fee on a monthly basis for the term of the engagement and has also been granted 75,000 restricted shares of Actinium common stock. If Actinium consummates a transaction that results in a change of control, Dr. Turck will receive the remaining fees due under the agreement in a single payment that is to be paid no later than the close of a change of control transaction.

About TurckBio Consulting, LLC and Roland Turck, M.D.

TIBC is led by Dr. Turck, an accomplished senior executive and medical doctor with over 20 years of global experience in leading specialty medicine businesses. Dr. Turck has deep medical knowledge and business experience in the fields of radiopharmaceuticals, hematology/oncology, rare diseases and diagnostic imaging. Dr. Turck held the role of President Global Specialty Medicine and was member of the global Executive Committee at Bayer Healthcare, where he managed a $4.1 billion global business with responsibilities for commercialization, brand strategy and portfolio development. At Bayer, Dr. Turck prepared four successful global launches including Xofigo®, a radiopharmaceutical (radium 223 dichloride) that is approved for patients with prostate cancer that has metastasized to the bone. Prior to forming TIBC, Dr. Turck was President and Chief Operations Officer at Formula Pharmaceuticals, a biotechnology company developing CAR-CIK therapies for hematological oncology indications. Earlier in his career, Dr. Turck was President and CEO of Berlex Canada, Inc. and held roles of increasing responsibility at Schering including Head of Medical Affairs Asia and Middle East, Head of Marketing and Medicine, Women’s Health Business and Managing Director of Schering New Zealand. TIBC focuses on preparing specialty medicines for commercial success through market access and product launch strategies and supporting business development and corporate strategy.

Dated: December 3, 2019	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sandesh Seth
	Name:	Sandesh Seth
	Title:	CEO & Chairman

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